                                                                   EXHIBIT 10(C)
--------------------------------------------------------------------------------



                           ASSET PURCHASE AGREEMENT


                                    Between


                                JOHN C. NOLAN,
                       LANCASTER NORTHERN RAILWAY, INC.,
                         CHESTER VALLEY RAILWAY, INC.,
                           EAST PENN RAILWAYS, INC.
                                      AND
                   BRISTOL INDUSTRIAL TERMINAL RAILWAY, INC.


                                      and

                         PENN EASTERN RAIL LINES, INC.


         ------------------------------------------------------------
                                     Dated


                               November 7, 1997
         ------------------------------------------------------------




--------------------------------------------------------------------------------

                           ASSET PURCHASE AGREEMENT

     PENN EASTERN RAIL LINES, INC., a Delaware corporation ("Purchaser") and JOHN C. NOLAN, an individual, LANCASTER NORTHERN RAILWAY, INC., a Delaware corporation, CHESTER VALLEY RAILWAY, INC., a Delaware corporation, EAST PENN RAILWAYS, INC., a Delaware corporation, and BRISTOL INDUSTRIAL TERMINAL RAILWAY, INC., a Delaware corporation (jointly and severally the "Seller") agree as follows:

1.   DEFINITIONS

     1.1. The following terms when used with initial capitalization in this Agreement, whether in the singular or the plural, have the meanings ascribed to them below:

     "Agreement" means this Asset Purchase Agreement, including its Appendices and Exhibits.

     "Assets" means the assets of Seller identified in Appendix A to this Agreement.

     "Cash Portion" has the meaning given to it in Section 4.1 of this
                                                   -----------
Agreement.

     "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. (S)9601 et seq.

     "Closing" has the meaning given to it in Section 11.1 of this Agreement.
                                              ------------

     "Closing Date" has the meaning given to it in Section 11.2 of this
                                                   ------------
Agreement.

     "Contracts" means contracts, leases, commitments, agreements and arrangements.

     "Board" means the Surface Transportation Board established under 49 U.S.C.
(S)10101 et seq. or any successor agency.

     "Emons" means Emons Transportation Group, Inc.

     "Environmental Law" means any law, judgment, decree, order, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. (S)6901 et seq.), CERCLA, the Superfund Amendments and Reauthorization Act of 1986, as amended (Pub. L. 99-499, Pub. L. 99-563, Pub. L. 100-202 and Pub. L. 101-144), the Clean Water Act, as amended (33 U.S.C. (S)1251 et seq.), the Clean Air Act, as amended (42 U.S.C. (S)7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. (S)2601 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. (S)300f et seq.), the Emergency Planning and Community Right-to-Know Act of 1986, as amended (42 U.S.C. (S)11001 et seq.) and any other federal, state or local statute, regulation, ordinance, order or decree pertaining to the environment.

     "Hazardous Substances" means any "hazardous waste" as defined by 42 U.S.C.
(S)6903(5), any "medical waste" as defined by 42 U.S.C. (S)6903(40), any "hazardous substance" as defined by 42 U.S.C. (S)9601(14), any "pollutant or contaminant" as defined by 42 U.S.C. (S)9601(33), any "hazardous chemical" pursuant to 29 CFR (S)1910.1200(c), any substance designated pursuant to 40 CFR
Part 302, any

"extremely hazardous substance" pursuant to 40 CFR 355, any "toxic chemical" pursuant to 40 CFR Part 372, and any toxic substance, oil, petroleum, hazardous material or other chemical or substance deemed hazardous by an Environmental Law.

     "Inventory" means inventory, fuel, supplies and other materials relating to or acquired or used for locomotive or car repair, trackage, signal, structure and building maintenance, or otherwise in connection with the operation, use or enjoyment of the Rail Lines or the other Assets.

     "Inventory Accounts" means the accounts on Seller's balance sheets where Inventory is carried, which accounts shall be kept in accordance with generally accepted accounting principles.

     "Knowledge", when used in this Agreement to modify a representation, warranty or other statement of a party, means that the facts or situations described in the representation, warranty or other statement as being to the knowledge of such party are believed to be true and correct by the president, each vice president (including senior vice presidents, executive vice presidents, and vice presidents with other similar designations), and each officer who is principally responsible for the subject matter involved, after suitable investigation.

   "Penndot" means the Department of Transportation of the Commonwealth of Pennsylvania.

   "Permitted Encumbrances" means any

   1.2. liens for taxes, assessments, levies, fees and other government charges not yet due or payable or which, if due and unpaid, are being contested in good faith and by appropriate proceedings,

   1.3. mechanics' and materialmen's liens and similar charges incurred in the ordinary course of Seller's business which individually or in the aggregate do not materially interfere with railroad operations on the Rail Lines,

          (a) utility easements, licenses or permits located on or crossing any portion of the Assets that do not materially interfere with railroad operations on the Rail Lines,

          (b) road crossing agreements with governmental authorities or private parties that do not materially interfere with railroad operations on the Rail Lines,

          (c) leases, easements, trackage rights agreements and tenancy agreements existing as of the date of this Agreement which are assumed by Purchaser in accordance with this Agreement,

          (d) rights of reverter which have not been violated and will not be violated as long as the affected real property is used for railroad purposes,

          (e) encumbrances specifically agreed to by Purchaser in a separate writing delivered to the Seller,

          (f) matters customarily excepted by title companies in their commitments for title insurance or title policies as "standard exceptions",

          (g) rights reserved to or vested in any governmental authority with respect to the Assets or their regulation, and

          (h) acts done by, through or under Purchaser, its employees, agents and contractors.

   "Promissory Note" means the Promissory Note described in Section 4.4(a).
                                                            --------------

   "Purchase Price" has the meaning given to it in Section 4.1 of this
                                                   -----------
Agreement.

   "Purchaser" means Penn Eastern Rail Lines, Inc., a Delaware corporation.

   "Rail Lines" means the lines of railroad included in the Assets which are owned or operated by Seller.

   "Seller" means, collectively or individually, as the context requires or permits, John C. Nolan, an individual, Lancaster Northern Railway, Inc., a Delaware corporation, Chester Valley Railway, Inc., a Delaware corporation, East Penn Railways, Inc., a Delaware corporation, and Bristol Industrial Terminal Railway, Inc., a Delaware corporation.

   "Shares" has the meaning given to it in Section 4.1.
                                           -----------

   "Stock Portion" has the meaning given to it in Section 4.1.
                                                  -----------

2. PURCHASE AND SALE OF ASSETS; ASSIGNMENT OF CONTRACTS

   2.1. General. Under the terms and subject to the conditions contained in this Agreement, Seller agrees to sell and transfer to Purchaser, and Purchaser agrees to purchase, on the Closing Date, all of the Assets.

   2.2. Assignment Of Contracts. Contemporaneous with the transfer of the Assets to Purchaser, each Seller agrees to assign and set-over to Purchaser all of such Seller's rights and interests under the Contracts listed on Appendix B hereto.

   2.3. Grant Of Option. For the period from the Closing Date through December 31, 1997, Seller grants to Purchaser the right to acquire, for One ($1.00) Dollar, Seller's interest in that certain Lease Agreement Between Southeastern Pennsylvania Transportation Authority and East Penn Railways, Inc. to Operate Over The Bethlehem Branch Between Telford, Montgomery County, and Quakertown, Bucks County, Pennsylvania, dated as of October __, 1997 (the "SEPTA Lease"). Purchaser's exercise of this option must be made by written notice in accordance with Section 17.12 on or before December 31, 1997.
                          ------- -----

   2.4. Pending Transactions and Negotiations. As additional consideration, Seller agrees to inform and apprise Purchaser of all pending negotiations, proposals, discussions regarding the purchase, lease or operation of additional rail lines involving Seller, to introduce Purchaser to third parties involved in any such pending negotiations, proposals, discussions, and to make its best efforts to ensure that such pending negotiations, proposals, discussions accrue to the benefit of the Purchaser.

3. EXCLUSION OF ASSETS

   3.1. Contracts. The Assets do not include any rights under Contracts not specifically assumed by Purchaser under Section 2.2 of this Agreement
                                                  ------- ---
          and all records of Seller relating to such Contracts.

   3.2. Current Assets. The Assets do not include any accounts receivable, cash on hand or deposit and cash equivalents, and other current assets of the Seller, except for the Inventory, Contracts and intangible assets specifically identified in Appendix A.

   3.3. Corporate Records. The Assets do not include general ledgers, minute books, tax returns and similar records required for the Seller's corporate, partnership and tax purposes.

   3.4. Claims and Litigation. The Assets do not include rights under claims and litigation or settlements of such claims and litigation by or against Seller.

4. PURCHASE PRICE

   4.1. Amount of Purchase Price. The purchase price ("Purchase Price") for the Assets shall be determined and paid as follows:

          (a) Five Hundred Thousand Dollars ($500,000) to be paid to Seller in cash (the "Cash Portion"), and


          (b) The balance of the Purchase Price shall be paid to Seller in common stock (the "Stock Portion") of Emons, in the amount of Eighty Five Thousand (85,000) shares. The shares of common stock comprising the stock portion are hereinafter referred to as the "Shares."

   4.2. Securities Laws Matters. Sellers understand that the Shares will not be registered under the Securities Act of 1933, as amended (the "Act"), on the ground that the securities are being issued and sold in a transaction not involving any public offering and that consequently the transaction is exempt from registration under the Act by virtue of the provisions of (S) 4(2) of the Act; nor are the Shares to be registered under Pennsylvania or other state securities laws. Sellers understand that the Company's reliance upon these exemptions is predicated in part on the representations of the Sellers contained in
          Section 9.1 hereof.
          -----------

   4.3. Adjustment of Purchase Price. The Purchase Price is subject to adjustment in accordance with Sections 5 and 6 below. Any such
                                        -------- ----- -
          adjustment made to the Purchase Price shall be deducted from the Cash Portion.

   4.4.   Payment of Purchase Price.

         (a) The Cash Portion, as adjusted, shall be paid by wire transfer of immediately available funds to one or more bank accounts designated by Seller or, at the Seller's sole election, by one or more cashier's checks. One-half of the Cash Portion shall be paid at the Closing and the other half will be paid on January 2, 1998. Purchaser shall give Seller a Promissory Note substantially in the form of

              Appendix F, covering the half of the Cash Portion to be paid on January 2, 1998 (the "Promissory Note").

         (b) The Stock Portion will be paid as soon as reasonably practicable following the Closing Date, but in no event more than twenty (20) days following the Closing Date. At the Closing Purchaser will deliver or cause Emons to deliver instructions to its stock transfer agent directing such transfer agent to deliver certificates for the Shares.

   4.5. Allocation of Purchase Price. The Purchase Price shall be allocated to the Assets as set forth on Appendix C. The Purchase Price shall be paid to the Seller in accordance with instructions given to Purchaser by the Seller. Purchaser shall have no responsibility to the Seller for the application of the Purchase Price paid pursuant to instructions given pursuant to this Section.

5. CHANGES IN ASSETS

   5.1. Loss of and Damage to Assets. If between the date of this Agreement and the Closing Date, Assets with a fair market value in excess of $10,000 in the aggregate are sold, lost, destroyed or condemned, or suffer any material damage and are not replaced or repaired prior to the Closing Date, then, at the option of Purchaser, either:

          (a)  the Cash Purchase Price shall be reduced by the excess of:

               1. the fair market value of the Assets immediately prior to the sale, loss, destruction, condemnation or damage, over

               2. the salvage value, if any, of the Assets immediately following the sale, loss, destruction, condemnation or damage,

          (b) no reduction to the Cash Purchase Price shall be made, and the Seller shall, on the Closing Date, assign to Purchaser all sale, insurance or condemnation proceeds payable to the Seller on account of the loss, destruction, condemnation or damage pursuant to an assignment reasonably satisfactory to Purchaser and pay to Purchaser that portion, if any, of any deductible amount under any insurance applicable to the claim for loss, destruction or damage; or

          (c) the Agreement and the consummation of the transactions contemplated by this Agreement shall be terminated.

6. TAX ALLOCATION, LEASE INCOME

   6.1. Proration of Taxes. The Cash Purchase Price shall be adjusted for current real and personal property taxes affecting the Assets and due and payable in calendar year 1997, which shall be prorated over the calendar year by Seller and Purchaser. If the tax bill for the 1997 calendar year or any prior year has not been received at the Closing Date and the tax amount cannot otherwise be definitely ascertained, allocations shall be made on the basis of the prior year's taxes. Any refund of such taxes applicable to the period prior to Closing shall be the property of and sent to Seller, and any refunds applicable to the period after Closing shall be the property of and sent to Purchaser.

   6.2. Lease Rentals and License Income. Lease rentals and license income (which is not already by its terms calculated on a per diem basis) shall be prorated to the Closing Date and the amount due Purchaser, if any, paid within 30 days after Closing.

   6.3. Labor Protection. Both parties contemplate that transactions contemplated by this Agreement will not involve the imposition of labor protective conditions. If labor protective conditions are imposed the cost of such conditions will be borne by the Seller.

7. ASSUMPTION OF LIABILITIES AND OBLIGATIONS

   7.1. Liabilities to be Assumed. As of the Closing, Purchaser agrees to assume, discharge and pay in accordance with their respective terms and to become responsible for the liabilities and obligations of the Seller under all Contracts set forth on Appendix B, to the extent those liabilities and obligations accrue after the Closing.

   7.2. Liabilities not to be Assumed. Except as expressly provided elsewhere in this Agreement, Purchaser shall not be obligated to assume any liability or obligation whatsoever, including but not limited to, the following:

          (a) any litigation, arbitration, claim or similar liability of any type with respect to the Assets or Seller's ownership thereof, which is based on or arises out of an event or circumstance occurring prior to the Closing;


          (b) obligations under any plan to which the Seller contributes pursuant to the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, or under any other employee benefit plan, pension plan or similar plan; and


          (c) all claims against or obligations of Seller arising out of or in connection with any labor agreement or arrangement.

   7.3.   Insurance.  The provisions of this Section 7 shall not be construed to
                                             ---------
          constitute the assumption of any liabilities or obligations in a manner which would avoid the applicability of any insurance policy with respect to any event or circumstance arising prior to the Closing.

   7.4.   No Third Party Rights.  This Section 7 is not intended to create any
                                       ---------
          rights in favor of any person other than Purchaser and Seller.

8. ADMINISTRATIVE TRANSITION

   8.1.   Inventory of Loaded Cars.

          (a) Seller will prepare and make available to Purchaser an inventory of all loaded cars on the Rail Lines as of 11:59 P.M., Closing Date, so that revenue resulting from shipments over the Rail Lines can be identified and properly distributed between Seller and Purchaser. The inventory will show separately:

               1. Loaded cars at the interchange points or on sidings, which have not moved in linehaul service on the Rail Lines as of 11:59 P.M., Closing Date.

               2. Loaded cars at the interchange points or on sidings for which linehaul service on the Rail Lines has been completed as of 11:59 P.M., Closing Date.

               3. Loaded cars enroute on the Rail Lines, in a train consist or at an intermediate point on the Rail Lines, as of 11:59 P.M., Closing Date.

   8.2.   Linehaul Revenue.

          (a) For inbound cars located at an interchange point at 11:59 P.M., Closing Date, and no linehaul service over the Rail Lines has been performed, Purchaser shall be entitled to 100 percent of the revenue for movement of the cars over the Rail Lines.

          (b) For outbound cars located at an interchange point at 11:59 P.M., Closing Date, and linehaul service on the Rail Lines has been completed, Seller shall be entitled to 100 percent of the revenue for movement of the cars over the Rail Lines.

          (c) For inbound or outbound cars located on sidings or enroute on the Rail Lines at 11:59 P.M., Closing Date, Purchaser and Seller shall each be entitled to 1/2 of the revenue attributable to movement over the Rail Lines.

   8.3. Miscellaneous Revenue Other Than Demurrage. Revenue from miscellaneous charges or switching bills for service provided by Seller up to and including Closing Date will be retained by Seller. Revenue from miscellaneous charges or switching bills for service provided by Purchaser after Closing Date will be retained by Purchaser.

   8.4. Demuurage Revenue. Seller will furnish Purchaser with detailed placement and other data necessary to compute demurrage charges for all cars subject to actual or constructive placement on the Closing Date, and Purchaser shall bill for demurrage accrued on all such cars. Demurrage charges accrued up to 11:59 P.M. of the Closing Date shall be paid to Seller by Purchaser when customer is billed.

   8.5. Switching Charges Assessed by Another Railroad. Charges for any switching performed by another railroad on behalf of the owner of the Rail Lines pursuant to agreement or tariff, up to and including Closing Date, will be paid by Seller. Such charges for switching performed after Closing Date will be paid by Purchaser. Such switching charges shall not be allocated to a revenue movement.

   8.6. Car Accounting. An inventory of loaded and empty equipment on the Rail Lines as of 11:59 P.M., Closing Date, will be taken by Seller. For purposes of determining responsibility for car hire and car mileage payments, Seller shall perform a paper interchange of all such equipment to Purchaser effective as of 11:59 P.M., Closing Date. Car mileage payments and the mileage portion of car hire shall be calculated based on the actual location of the car as of 11:59 P.M., Closing Date. Seller will be responsible for car hire and mileage payments accrued prior to and on the Closing Date. Purchaser will be responsible for car hire and mileage payments after Closing Date. Unless provided otherwise by an agreement signed by the parties or in an applicable tariff, Purchaser shall be entitled to car hire reclaim from Seller.

   8.7. Billing and Collection. In the event Purchaser or Seller erroneously receives payment for billing of the other party, the party receiving such payment shall remit the payment to the party making the billing.

   8.8. Freight Overcharge Claims. Liability for any overcharge claim on a shipment for which revenue was allocated hereunder shall be assumed by Seller and Purchaser in the same proportion as the linehaul revenues were allocated pursuant to Section 8.2 hereof.
                                     -----------

   8.9. Car and Trailer Repairs. Freight cars and trailers damaged on the Rail Lines, or requiring repairs not related to damage which are the responsibility of the user under applicable interchange rules, on or prior to Closing Date, will be the responsibility of Seller. Those cars and trailers damaged, or requiring repairs not related to damage which are the responsibility of the user under applicable interchange rules, subsequent to Closing Date, will be the responsibility of Purchaser.

   8.10.  Freight Loss and Damage.

          (a) Seller shall be responsible for claims for freight loss and damage which arise from acts or omissions that occur on the Rail Lines prior to or on the Closing Date. Purchaser shall be responsible for such claims which arise from acts or omissions that occur on the Rail Lines subsequent to the Closing Date. If the date or location of an act or omission giving rise to a claim cannot be determined, freight loss and damage liability attributable to movements over the Rail Lines shall be assumed by Seller and Purchaser in accordance with AAR Freight Claims Rules.

          (b) Purchaser shall indemnify, defend, and hold harmless Seller from freight loss and damage claims arising from acts or omissions that occur on the Rail Lines after the Closing Date. Seller shall indemnify, defend, and hold harmless Purchaser from freight loss and damage claims arising from acts or omissions that occur on the Rail Lines on or before the Closing Date.

          (c) This provision is not intended, and shall not be interpreted, as an admission or acknowledgment of liability by Seller or Purchaser with respect to any claim for freight loss and damage.

          (d) Purchaser and Seller will process claims in accordance with AAR Rules, Principles and Practices.

9. REPRESENTATIONS AND WARRANTIES

   9.1. Representations And Warranties Of Seller. To the best of each Seller's knowledge, information and belief, each Seller represents and warrants to Purchaser as follows:

          (a) Each Seller (except John C. Nolan) is a validly organized and existing corporation, in good standing under the laws of the state of its incorporation. Each Seller has the necessary authority to own property and conduct its business as now conducted in the Commonwealth of Pennsylvania and in such other states where it conducts business.

          (b) All necessary corporate action of Seller (except John C. Nolan) required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement has been taken. Subject to the effectiveness of the exemption or approval by the Board, (i) Seller (except John
               C. Nolan) has obtained all necessary governmental authorizations and approvals (or exemptions from or waivers of such authorizations or approvals) required in connection with this Agreement, and (ii) this Agreement constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting rights of creditors generally and general principles of equity.

          (c) Except as set forth on Exhibit 1, the sale of the Assets and the consummation of the other transactions contemplated by this Agreement will not result in any breach of or default under, violate the conditions of, or accelerate any obligation under, Seller's articles of incorporation or bylaws or any material agreement, mortgage, lease, deed, order, law, judgment or rule to which Seller is a party or by which it is bound.

          (d) No agent, broker or other person acting pursuant to the authority or direction of Seller is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

          (e) Seller owns the Assets described in Appendix A free and clear of all liens, claims or encumbrances (other than Permitted Encumbrances), and Appendix A is a full and complete listing of all assets used by Seller in the operation of the Rail Lines. The Assets are in good working order and are sufficient to permit the Purchaser to operate the Rail Lines from and after the Closing Date in the same manner operated by Seller prior to the Closing Date.

          (f) Seller has sufficient interest in the Assets to permit the operation of the Rail Lines as presently conducted, and there are no claims which would affect its interest in the Assets so as to affect Purchaser's ability to conduct operations with the Assets following the Closing as currently conducted.

          (g) Each Contract listed on Appendix B is in full force and effect and no default has occurred under any such Contract which would permit the other party to such Contract to terminate the Contract or otherwise refuse to perform its obligations thereunder, or which would otherwise have an adverse effect on the Assets or Purchaser's ability to operate the Rail Lines as currently operated. Seller has not waived or assigned to any other person any of its rights under any of the Contracts on Appendix B, and each of those Contracts may be assigned to Purchaser without impairment of any rights under the Contract.

          (h) Seller is not a party to any indenture, security, contract or other agreement or subject to any judgment, order, writ or decree which would (A) impose any adverse condition upon Purchaser, the Assets or the operation of the Rail Lines or result in the loss of any material rights currently possessed or used by Seller or otherwise adversely affect or materially restrict the Assets or the operation of the Rail Lines as a result of the sale of the Assets to Purchaser as contemplated by this Agreement or (B) adversely affect Purchaser's ability to conduct the operations of the Rail Lines following Closing as currently conducted.

          (i) Except as set forth on Exhibit 1, there are no actions, suits or proceedings pending or, to the Knowledge of Seller, threatened against Seller with respect to the Assets or the operation of the Rail Lines in any court or before any federal, state, local or other governmental agency.

          (j) Seller (except John C. Nolan in his individual capacity) is in material compliance with all applicable Environmental Laws with respect to the Assets and the operation of the Rail Lines.

          (k) Seller (except John C. Nolan in his individual capacity) has received no written notice from any governmental agency having authority (including, without limitation, any federal, state or local governmental agency) (A) that it has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site included within the Assets listed on the National Priorities List (40 CFR
               Part 300 Appendix B (1990)); (B) that any Hazardous Substance has been discovered on a site included within the Assets; or (C) that any site included within the Assets is the subject of any ongoing or ordered remedial investigation, removal or other response action pursuant to any Environmental Law.

          (l) Except with respect to matters which would not adversely affect the assets, or adversely affect Purchaser's ability to operate the Assets as currently operated or impose any cost upon Purchaser following the Closing, (A) no portion of the Assets has been used for the handling, storage, disposal or processing of Hazardous Substances except in material compliance with applicable Environmental Laws, (B) no underground storage tanks for Hazardous Substances are located in, on or about the Assets,
               (C) the Assets do not contain asbestos, urea formaldehyde foam insulation or transformers or other equipment containing polychlorinated biphenyls, and (D) there have been no releases of Hazardous Substances in, on, under or from the Assets except in material compliance with Environmental Laws.

          (m) Seller is acquiring the Shares for its own account and not on behalf of any other person or persons. Seller is acquiring the Shares for investment purposes and not for resale or other distribution. The Shares may not be sold, transferred, assigned or otherwise disposed of except pursuant to an effective registration statement or upon receipt of an opinion of counsel satisfactory to the Purchaser and Emons that the transfer is exempt from registration under applicable state and federal securities laws. Seller has been informed that the certificates representing the Shares will bear the following or substantially similar legend:

               THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN OPINION OF

               COUNSEL SATISFACTORY TO THE COMPANY THAT THE TRANSFER IS EXEMPT FROM REGISTRATION UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

   9.2. Representations and Warranties by Purchaser. To the best of its knowledge, information and belief, Purchaser represents and warrants to Seller as follows:

          (a) Purchaser is a validly organized and existing Delaware corporation, in good standing. Purchaser has full corporate power and authority to conduct its business as such business is now being conducted and to own and operate its properties.

          (b) All necessary corporate action of Purchaser required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement has been authorized and obtained. Subject to the effectiveness of the exemption or approval by the Board, (i) Purchaser has obtained all necessary governmental authorizations and approvals (or waivers of such authorizations or approvals) required in connection with this Agreement, and (ii) this Agreement constitutes the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting rights of creditors generally and general principles of equity.

          (c) The purchase of the Assets and the consummation of the transactions contemplated by this Agreement will not result in any breach of or default under, violate the conditions of or accelerate any obligation under Purchaser's certificate of incorporation, bylaws or any material agreement, mortgage, lease, deed, order, law, judgment or rule to which Purchaser is a party or by which it is bound.

          (d) No agent, broker or other person acting pursuant to the authority or direction of Purchaser is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

          (e) There are no actions, suits or proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser in any court or before any federal, state, local or other governmental agency which, if decided adversely to the Purchaser, would prohibit the execution, delivery and performance of this Agreement by Purchaser.

   9.3. Survival. The representations and warranties contained in this Agreement shall survive the Closing and any termination of this Agreement and shall remain in full force and effect for five (5) years after the Closing.

10. CONDITIONS TO THE CLOSING

    10.1. Obligation of Purchaser to Close. The obligation of Purchaser to effect the closing of the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of the following conditions:

          (a)  The representations and warranties of Seller contained in Section
                                                                         -------
               9 of this Agreement shall have been true in all material respects
               -
               when made and at the time of Closing as if those representations and warranties had been made at that time.

          (b) Seller shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

          (c) Seller shall have removed prior to Closing all liens, security interests or other encumbrances, except for Permitted Encumbrances, if placed or caused to be placed on the Assets.

          (d) The Board shall have approved the transactions contemplated by this Agreement under the ICC Termination Act of 1995 or exempted the transactions contemplated by this Agreement from the provisions of the ICC Termination Act of 1995 requiring Board approval, and that approval or exemption shall have become final or effective (as the case may be).

          (e) PennDOT shall have consented to the assignment of the Contracts to which it is a party.

          (f) Southeastern Pennsylvania Transportation Authority shall have consented to the possible assignment of the SEPTA Lease.

          (g) Frank A. Greek & Son, Inc. shall have consented in writing to assignment of Seller's interest in a lease agreement between Frank A. Greek & Son, Inc. and Bristol Industrial Terminal Railway, Inc. covering the property currently operated by Bristol Industrial Terminal Railway Inc. to Purchaser or Frank A. Greek &
                                                             --
               Son and Purchaser shall have entered into a lease agreement covering the property currently operated by Bristol Industrial Terminal Railway, Inc.

          (h) Ferrellgas shall have consented in writing to assignment of Seller's interest in that certain track lease agreement dated November __, 1997, between East Penn Railways, Inc. and Ferrellgas to Purchaser.

          (i) No condition shall have been imposed by the Board in connection with the transactions contemplated by this Agreement which has a material and significant adverse effect on the cost of the transaction or value of the transaction to Purchaser or on Purchaser's ability to own, use or operate the Assets taken as a whole in substantially the same manner as Seller owned, used or operated the Assets.

          (j) Between the date of this Agreement and the Closing, no unrepaired physical loss or damage shall have occurred to the Assets resulting in a shut-down of any portion of the operation of the Rail Lines as of the Closing.

          (k) Purchaser shall have received an executed copy of each document, agreement and instrument referred to in this Agreement required to be executed and delivered by Seller prior to or at the Closing.

          (l) The transactions contemplated by this Agreement to whatever extent necessary shall have been performed pursuant to proper and requisite action taken by Seller under applicable law.

          (m) There shall not have been instituted or threatened on or before Closing, any action or proceeding before any court or governmental agency or body or by a public authority to restrict or prohibit the acquisition by Seller of the Assets.

          (n) Purchaser shall have made such audits and inspections of Seller and its assets and business as Purchaser deems necessary and appropriate, and the results of such inspections and audits shall be satisfactory to Purchaser.

The satisfaction of any of the conditions set forth in this subsection may be waived by Purchaser in writing delivered at or prior to the Closing.

   10.2. Obligation of Seller to Close. The obligation of Seller to effect the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

          (a)  The representations and warranties of Purchaser set forth in
               Section 9 of this Agreement shall have been true in all material respects when made and at the time of the Closing as if those representations and warranties had been made at that time.

          (b) Purchaser shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing.

          (c) The Board shall have approved the transactions contemplated by this Agreement under the ICC Termination Act of 1995 or exempted the transactions contemplated by this Agreement from the provisions of the ICC Termination Act of 1995 requiring Board approval, and that approval or exemption shall have become final or effective (as the case may be).

          (d) Seller shall have received an executed copy of each document, agreement and instrument referred to in this Agreement required to be executed and delivered by Purchaser prior to or at the Closing.

          (e) The transactions contemplated by this Agreement to whatever extent necessary shall have been performed pursuant to proper and requisite action taken by Purchaser under applicable law.

          (f) There shall not have been instituted or threatened on or before Closing, any action proceeding before any court or governmental agency or body or by a public authority to restrict or prohibit the acquisition by Purchaser of the Assets.

The satisfaction of any condition set forth in this subsection may be waived by Seller in writing delivered at or prior to the Closing.

11. CLOSING

    11.1. Place of Closing. The closing of the transactions contemplated by this Agreement ("Closing") shall take place at the offices of Purchaser located at 96 South George Street, Suite 400, York, PA.

    11.2. Date and Time of Closing. The Closing shall take place at 10:00 a.m. Eastern Standard Time not later than the 10th business day following the date on which an order by the Board approving the acquisition of the Assets by Purchaser has become final or the date on which an exemption from approval by the Board becomes effective. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

    11.3. Deliveries By Purchaser at Closing; Post-Closing Deliveries. At the Closing, Purchaser shall:

           (a) Pay to Seller one-half of the Cash Portion as adjusted (subject to any withholding that Purchaser is required to make under
                Section 1445 of the Internal Revenue Code of 1986, as amended).

           (b) Deliver to Seller a true and correct copy of written instructions issued by Emons to Emons' transfer agent directing the transfer agent to issue certificates to Seller representing the Shares.

           (c)  Deliver to Seller the Promissory Note.

           (d) Deliver to Seller, on or before the twentieth (20th) day following the Closing, a certificate or certificates representing the Shares.

           (e) Deliver to Seller its undertakings to assume, perform and discharge the liabilities and obligations of Seller to the extent assumed by Purchaser under this Agreement, and deliver such other documents or instruments as are required of Purchaser in order to effect or evidence the consummation of the transactions contemplated by this Agreement.

           (f) Purchaser shall take all other reasonable steps that Seller reasonably requests in order to effectuate the transactions contemplated by this Agreement.

    11.4.  Deliveries by Seller at Closing.  At the Closing, Seller shall:

           (a) Effect the transfer of the Assets to Purchaser by such quit claim deed or deeds in recordable form and substantially in the form of Appendix E hereto (as permitted for filing by a railroad or transmitting utility where allowed), bills of sale, assignments, releases, satisfactions and other documents of transfer or release reasonably required to transfer the interests of Seller in the Assets to

               Purchaser free and clear of all liens (except Permitted Liens) consistent with the terms of this Agreement (which deeds, bills of sale, assignments and other documents may reflect payment of such specific portions of the Purchase Price as requested by Purchaser, provided that such allocations and direction will not be inconsistent with Appendix C or the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended).

          (b) Furnish to Purchaser any consents to assignments necessary to transfer to Purchaser all of Seller's rights under the Contracts listed on Appendix B.

          (c) John C. Nolan shall have executed and delivered to Purchaser a Noncompetition Agreement in the form of Appendix D hereto.

          (d) Except to the extent a corporate Seller consummates a plan of liquidation, each corporate Seller shall within 120 days of the Closing Date execute and deliver to Purchaser articles of amendment to its articles of incorporation effecting a change in such Seller's name so as to permit the use of such name by Purchaser in the operation of its business.

          (e) Furnish to Purchaser an affidavit as to Seller of the type referred to in Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, if Seller wishes to avoid the withholding of taxes as provided in Section 1445.

          (f) Take all other reasonable steps that Purchaser reasonably requests in order to effectuate the transactions contemplated by this Agreement, including the assignment of all Contracts that Purchaser is to assume pursuant to this Agreement.

12. BOOKS, RECORDS AND CORPORATE NAME

    12.1.  Access to Books and Records.

           (a) Prior to Closing, Seller will permit employees and agents of Purchaser (including consultants, accountants and attorneys) and its lenders, during normal business hours and on reasonable notice, to have access to Seller's properties for the purpose of inspecting the Assets and to inspect and copy Contracts, books, agreements, plans, reports and other records reflecting or reasonably relating to the Assets. Seller may have representatives present during any inspection, and may obtain any written reports produced by environmental consultants to Purchaser in connection with inspections of the Assets. Seller will cooperate with Purchaser's and its lenders' investigation of the Assets and the status of title to the Assets, and shall use reasonable efforts to obtain consents from third parties necessary for Purchaser or its consultants to inspect transportation contracts with those third parties. Prior to Closing (including if Closing never occurs), Purchaser agrees that all information and records obtained by Purchaser or its lenders pursuant to this Section shall be maintained as confidential.

           (b)  From and after the Closing,

                1. Purchaser will cooperate with Seller to make available to Seller, under reasonable conditions, any records of Seller transferred to Purchaser pursuant to this Agreement necessary for Seller's corporate or tax purposes; and

                2. Seller will cooperate with Purchaser to make available to Purchaser, under reasonable conditions, any records of Seller related to the Assets that may be useful to Purchaser in the ownership or operation of the Assets or the performance of obligations assumed by Purchaser.

13. OPERATIONS PRIOR TO CLOSING

    13.1. Operations Prior to Closing. Seller agrees that, except with the written consent of Purchaser, from the date of this Agreement to the
           Closing:

           (a) Seller will not grant (or make any material amendment to) any trackage rights, operating rights, licenses, permits, easements or encumbrances affecting the Assets;

           (b) Seller will not sell, lease, assign, mortgage, hypothecate or otherwise transfer or dispose of any of the Assets (other than Inventory used in the ordinary course of business);

           (c) Seller shall maintain, repair and renew the Assets in the ordinary course, consistent with past practices (and in any event to a condition equal to their condition on the date of this Agreement, ordinary wear and tear excepted);

           (d) Seller shall maintain in full force and effect insurance coverage (including any self-insurance programs) of the types and in the amounts in existence on June 30, 1997, with respect to the Assets;

           (e) Seller shall maintain in full force and effect all Contracts, licenses, authorizations and approvals necessary for or related to the operation and use of the Assets as currently operated and used; provided, however, that Seller may amend, extend or terminate Contracts, licenses, authorizations and approvals in the ordinary course of business following written notice to Purchaser and written approval of such action from Purchaser; and

           (f) Seller shall cause all transportation contracts entered into after the date of this Agreement to either specifically permit or not prohibit assignment to a purchaser of the Rail Lines.

14. CONSENTS AND APPROVALS

    14.1. Consents and Approvals. Purchaser and Seller each will cooperate and use their best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to prepare all necessary documentation, to effect promptly all necessary filings and to satisfy all other conditions and obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and all governmental entities necessary to consummate the transactions contemplated by this Agreement. Purchaser shall be solely responsible for filings or proceedings before the Board with respect to the approval of the acquisition of the Assets or securing an exemption from that approval.

           Seller will, without cost to Purchaser, cooperate in the filings and proceedings before the Board and provide any reasonably necessary data in connection with securing approval or exemption. Prior to filing any application for approval or exemption with the Board, Purchaser will deliver a copy to Seller with sufficient time for Seller to comment upon the application. Any costs, including filing fees, associated with any filing before the Board shall be paid by Purchaser.

15. INDEMNIFICATION

    15.1. Purchaser's Indemnification. Purchaser shall defend, indemnify and hold harmless the Seller from and against all claims, losses, costs and expenses (including attorneys' fees and expenses) which arise out of or are based on (i) the ownership or operation of the Assets after the Closing, (ii) any material misrepresentation or material breach of warranty by Purchaser and (iii) all liabilities of Seller assumed by Purchaser pursuant to this Agreement, and (iv) any breach of an Environmental Law or the placement of any Hazardous Substance in, on, about or under the Assets at any time after the Closing.

   15.2. Seller's Indemnification. Seller shall defend, indemnify and hold harmless Purchaser from and against all claims, losses, costs and expenses (including attorneys' fees and expenses) which arise out of or are based on (i) the ownership or operation of the Assets by Seller prior to the Closing; (ii) any material misrepresentation or material breach of warranty by Seller; (iii) all liabilities of Seller that are not assumed by Purchaser pursuant to this Agreement and (iv) (except John C. Nolan) any breach of an Environmental Law or the existence of any Hazardous Substance in, on, about or under the Assets at any time prior to the Closing.

   15.3. Apportionment. All claims, losses, costs, and expenses giving rise to any indemnification hereunder, the underlying facts of which have arisen in part prior to the Closing and in part on or after the Closing, shall be reasonably apportioned between Seller and Purchaser.

   15.4.   Indemnification Procedures.

           (a)  The party seeking indemnification pursuant to Sections 15.1 or
                                                              ----------------
                15.2 above (the "Indemnified Party") shall give the party
                ----
                obligated to indemnify (the "Indemnifying Party") notice of any claim or assertion of liability by a third party with respect to which the Indemnified Party is seeking indemnification (a "Claim").

           (b) The Indemnifying Party shall have the right to undertake the defense of such Claim (by counsel or other representatives of its own choosing and reasonably acceptable to the Indemnified Party) at the Indemnifying Party's sole risk and cost. Notwithstanding the fact that the Indemnifying Party undertakes the defense of a Claim, if there is a reasonable probability that the Claim may materially and adversely affect the Indemnified Party, the Indemnified Party (by counsel or through other representatives of its own choosing) shall have the right, at its expense, to participate in the defense, compromise or settlement of the Claim.

          (c) If the Indemnifying Party undertakes the defense of a Claim, (i) the Indemnifying Party shall keep the Indemnified Party informed of the status of the defense and furnish the Indemnified Party with copies of all documents, instruments and information reasonably requested by the Indemnified Party in connection with the Claim; (ii) the Indemnified Party (by counsel or other representatives of its own choosing and at its own expense) shall have the right to consult with the Indemnifying Party (and its counsel and representatives) concerning the Claim, and the Indemnifying Party and the Indemnified Party (and their respective counsel and representatives) shall cooperate with respect to the Claim; and (iii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise a Claim or consent to the entry of a judgment without obtaining from the claimant or plaintiff an unconditional release of all liability of the Indemnified Party in respect of such Claim in a form satisfactory to the Indemnified Party and under circumstances which do not require the Indemnified Party to pay any money or consent to the taking or withholding of any action affecting it or any of its properties, assets or businesses.

          (d) If the Indemnifying Party does not elect to undertake the defense of a Claim or fails to defend the Claim within a reasonable time after notice of the Claim, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of the Claim (by counsel or other representatives of the Indemnified Party's own choosing) on behalf of, for the account of and at the risk and cost of the Indemnifying Party. In such event, the Indemnifying Party shall pay (in addition to any other sums required to be paid under the terms of this Agreement) the costs and expenses incurred by the Indemnified Party in connection with the defense, settlement or compromise of the Claim as and when those costs are incurred.

16. TERMINATION

    16.1. Grounds for Termination. This Agreement and the consummation of the transactions contemplated by this Agreement may be terminated prior to the Closing:

           (a)  By the agreement in writing of Seller and Purchaser at any time,

           (b) By either Purchaser or Seller if the Closing does not occur prior to [DECEMBER 15, 1997], and the failure of the Closing to occur is not due to the fault of, or breach of this Agreement by, either party,

           (c)  By Purchaser, pursuant to Section 5.1(c) hereof,
                                          --------------

           (d) By Purchaser, by written notice to Seller, if Seller has made a material misrepresentation in, or if Seller is guilty of a material breach of the representations and warranties of seller contained in, this Agreement, or if there has been a failure by Seller to comply with any of its material obligations under this Agreement (including without limitation the failure by Seller to timely satisfy the conditions to Closing set forth in Section
                                                                      -------
                10.1), and such material
                ----
               misrepresentation or breach of warranty or failure has not been cured after 30 days' notice,

          (e) By Seller, by written notice to Purchaser, if Purchaser has made a material misrepresentation in, or if Purchaser is guilty of a material breach of the representations and warranties of Purchaser contained in, this Agreement, or if there has been a failure by Purchaser to comply with any of its material obligations under this Agreement (including without limitation the failure by Purchaser to timely satisfy the conditions to Closing set forth in Section 10.2), and such material
                                    ------- ----
               misrepresentation or breach of warranty material failure has not been cured after 30 days' notice, or

          (f) By either Purchaser or Seller if the Board shall have disapproved the transactions contemplated by this Agreement and such disapproval shall have become final and not subject to further proceedings or appeal, whether by lapse of time or otherwise.

Termination by Purchaser or Seller pursuant to paragraphs (c) or (d) above shall not relieve the non-terminating party of any liability for misrepresentation or breach.

17. MISCELLANEOUS

    17.1. Title and Other Descriptions. Prior to the Closing, the description of the Assets may be changed by mutual agreement of Purchaser and Seller to add or delete items of tangible property or Contracts. From time to time after the Closing, at Purchaser's request and without further consideration, Seller will execute and deliver other instruments of conveyance and transfer and take other actions as Purchaser reasonably requires to convey, transfer to and vest in Purchaser whatever title Seller may have in and to the Assets, and to put Purchaser in possession of the Assets. In the case of Contracts and rights, if any, that cannot be transferred effectively without the consent of third parties, Seller will request these consents promptly and will make all reasonable efforts to obtain the consents. From time to time after the Closing, at Seller's request and without further consideration, Purchaser will execute and deliver other instruments of conveyance, transfer and assumption and take other actions as Seller reasonably requires to assume the liabilities and obligations of Seller to be assumed by Purchaser pursuant to this Agreement.

  17.2. Waiver. Purchaser may in writing extend the time for or waive performance of any of the obligations, representations or warranties of Seller under this Agreement. Seller may in writing take similar action with respect to the obligations, representations or warranties of Purchaser under this Agreement.

  17.3. Expenses. Purchaser shall be responsible for and shall pay all expenses, including attorney's fees, incurred by Purchaser in connection with this Agreement and the consummation of the transactions contemplated by this Agreement, and Seller shall be responsible for and shall pay all expenses, including attorney's fees, incurred by Seller in connection with this Agreement and the consummation of the transactions contemplated by this Agreement, except that sales, use, gross receipts, excise or similar taxes or governmental charges arising or levied with respect to the sale and transfer of the Assets, whether assessed against the Assets, Seller or Purchaser, shall be shared equally between Seller and Purchaser.

   17.4. Transitional Matters. Prior to the Closing, Purchaser and Seller may agree on different or additional procedures to implement their respective rights and obligations, including procedures which are required to minimize or avoid any disruption of the settlement of interline accounts by draft in the normal course of business.

   17.5. Information Releases. No press release, information release or other public or private announcement of the existence of this Agreement or of the pendency of the transactions contemplated by this Agreement shall be made by any party without the prior approval of the other party, except as may be required by law including without limitation, reporting and disclosure requirements of the Securities and Exchange Commission or the rules of the NASDAQ.

   17.6. Entire Agreement. This Agreement, including the Appendices and Exhibits attached to this Agreement, constitutes the entire agreement and understanding between Seller and Purchaser with respect to the sale and purchase of the Assets and the other transactions contemplated by this Agreement. All prior representations, understandings and agreements between the parties with respect to the purchase and sale of the Assets and the other transactions contemplated by this Agreement are superseded by the terms of this Agreement.

   17.7. Choice of Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, including for the purposes of choice of law, as though all acts and omissions related to this Agreement occurred in Pennsylvania.

   17.8. Severability. The provisions of this Agreement shall, where possible, be interpreted in a manner necessary to sustain their legality and enforceability; the unenforceability of any provision of this Agreement in a specific situation shall not affect the enforceability of that provision in other situations or of other provisions of this Agreement.

   17.9. Counterparts. This Agreement may be executed in two or more original counterparts, each of which shall for all purposes be considered an original of this Agreement.

   17.10. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions of this Agreement.

   17.11. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of the respective successors and assigns of the parties. Purchaser may assign its rights under this Agreement, in whole or in part, to Emons or to another direct or indirect wholly-owned subsidiary of Emons.

   17.12. Notices. All notices given pursuant to this Agreement shall be delivered by hand, sent by United States registered or certified mail, postage prepaid, delivered by recognized express mail or overnight courier service, or delivered by electronic facsimile with a confirmation copy delivered by any of the preceding methods, addressed as follows (or to another address or person as a party may specify on notice to the other):

          (a)  If to Seller (which shall constitute notice to all Sellers):

               Mr. John C. Nolan
               1973 Wellington Drive
               Langhorne, PA  19047

               with copies to:

               David A. Binder, Esq.
               226 North Sixth Street
               Reading, PA  19601



          (b)  If to Purchaser:
               Penn Eastern Rail Lines, Inc.
               c/o Emons Transportation Group, Inc.
               96 South George Street, Suite 400
               York, PA  17401
               Attention:  Mr. Robert Grossman, Chairman and CEO

          with copies to:

               Oppenheimer Wolff & Donnelly
               1020 Nineteenth Street NW, Suite 400
               Washington, DC  20036
               Attention:  Kevin M. Sheys, Esq.

     IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the date first written above.


                               /s/John C. Nolan
                               ----------------------------------------------
                               JOHN C. NOLAN


                               LANCASTER NORTHERN RAILWAY, INC.



                               By:  /s/John C. Nolan
                                  -------------------------------------------
                               Name:  John C. Nolan
                                    -----------------------------------------
                               Title:  President
                                     ----------------------------------------

                                 CHESTER VALLEY RAILWAY, INC.



                                 By:  /s/John C. Nolan
                                    ----------------------------------------
                                 Name:  John C. Nolan
                                      --------------------------------------
                                 Title:  President
                                       -------------------------------------


                                 East Penn Railways, Inc.



                                 By:  /s/John C. Nolan
                                     ---------------------------------------
                                 Name:  John C. Nolan
                                      --------------------------------------
                                 Title:  President
                                       -------------------------------------


                                 BRISTOL INDUSTRIAL TERMINAL RAILWAY, INC.



                                 By:  /s/John C. Nolan
                                     ---------------------------------------
                                 Name:  John C. Nolan
                                       -------------------------------------
                                 Title:  President
                                        ------------------------------------


                                 PENN EASTERN RAIL LINES, INC.



                                 By:  /s/Scott F. Ziegler
                                     ----------------------------------------
                                 Name:  Scott F. Ziegler
                                        -------------------------------------
                                 Title:  VP - Finance, Controller & Secretary
                                         ------------------------------------

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